Exhibit 10.51

FIRST AMENDMENT

TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “First Amendment”) is effective January 1, 2011 (the “Effective Date”) by and between Live Nation Music (UK) Limited, a United Kingdom corporation (“Live Nation”), and Alan B. Ridgeway (the “Employee”).

WHEREAS, the parties entered into an Employment Agreement dated September 1, 2007 (the “Original Agreement”).

WHEREAS, the parties desire to amend the Original Agreement as set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements included in this First Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree as follows:

1. The first sentence of Section 1 of the Original Agreement is hereby amended and restated in its entirety to read as follows:

“The Employee’s term of employment starts on the Effective Date and ends on the close of business on December 31, 2013, unless terminated earlier pursuant to the terms set forth in Section 7 below (the “Term”).”

2. The first sentence of Section 2 of the Original Agreement is hereby amended and restated to read as follows:

“The Employee’s title is Chief Executive Officer—International, as such title may be amended upon the mutual agreement of the parties.”

3. The first and second sentences of Section 3(a) (“Base Salary”) of the Original Agreement are hereby deleted and replaced with the following sentences:

“Effective January 1, 2011, Live Nation will pay the Employee an annual gross base salary of £455,000.00 (GBP), less appropriate withholdings. The Employee will be eligible for annual increases in such gross base salary in Live Nation’s sole discretion and in accordance with company policy.”

4. Section 3(b) (“Performance Bonus”) of the Original Agreement is deleted and hereby amended and restated in its entirety to read as follows:

“Effective beginning in calendar year 2010, the Employee will be eligible to receive an annual bonus of up to 100% of the Employee’s Base Salary, less appropriate withholdings, based upon performance metrics to be determined annually in the sole and absolute discretion of Live Nation (the “Performance Bonus”). Except as provided in Section 8 below, the Employee must remain employed by Live Nation through the date on which the Performance Bonus is actually paid in order to be eligible to receive any Performance Bonus.”

5. The Original Agreement is and shall continue to be in full force and effect, except as amended by this First Amendment, and except that all references in the Original Agreement to the “Agreement” or words of like import referring to the Original Agreement shall mean the Original Agreement as amended by this First Amendment.

6. Any and all defined terms which are not explicitly defined herein shall have the meaning ascribed to them in the Original Agreement.

7. This First Amendment may be signed in counterpart originals, which collectively shall have the same legal effect as if all signatures appeared on the same physical document. This First Amendment may be signed and exchanged by electronic or facsimile transmission, with the same legal effect as if the signatures had appeared in original handwriting on the same physical document.

IN WITNESS WHEREOF, the parties have duly executed and delivered this First Amendment effective as of the date first written above.

THE EMPLOYEE

Date: 25 February 2011	/s/ Alan B. Ridgeway
Alan B. Ridgeway

LIVE NATION MUSIC (UK) LIMITED

Date: 25 February 2011	By:	/s/ Brian Newman
	Name:	Brian Newman
	Title:	International HR Director